Exhibit 10.18

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 10, 2022, by and between NEXT Renewable Fuels, Inc., a Delaware corporation (the “Issuer”), and Subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, Subscriber desires to subscribe to (i) purchase 500,000 shares (the “Acquired Shares”) of the Issuer’s common stock, par value $0.001 per share (the “Common Stock”), for a purchase price equal to $5.00 per share of Common Stock and an aggregate purchase price of $2,500,000 (the “Purchase Price”), and (ii) receive for no additional consideration payable at the Closing (as defined below) a series of warrants to purchase (in the aggregate) an additional 4,000,000 shares of Common Stock (the “Warrants”) (with such series consisting of (I) a Warrant to purchase 1.0 million shares of Common Stock, (II) a Warrant to purchase 2.0 million shares of Common Stock and (III) a Warrant to purchase 1.0 million shares of Common Stock), each of which is exercisable at a future date at an exercise price of $5.00 per share;

WHEREAS, after the Closing, Subscriber further contemplates purchasing (but is not at this time obligated to purchase) in the future secured convertible notes (in an aggregate principal amount of at least $15.0 million) to be co-issued by the Company and its subsidiary as well as entering into a Framework Agreement and/or offtake agreements with, among others, the Issuer or its Affiliates; and

WHEREAS, the Issuer and Subscriber are concurrently entering into (i) an Investor Rights Letter Agreement dated as of even date herewith containing rights of Subscriber in respect of securities of the Issuer that Subscriber may hold from time to time (the “Investor Rights Letter Agreement”), (ii) a Registration Rights Agreement, dated as of even date herewith (the “Registration Rights Agreement”) and (iii) a Right of First Refusal and Co-Sale Agreement, dated as of even date herewith (the “ROFR Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares and the Warrants (such subscription and issuance, the “Subscription”).

2. Closing.

(a) The closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrently with the parties’ execution hereof (the “Closing Date”). Subscriber shall deliver to the Issuer on the Closing Date the Purchase Price for the Acquired Shares and the Warrants by wire transfer of U.S. dollars in immediately available funds to the account specified in writing by the Issuer. On the Closing Date, the Issuer shall (i) issue the Acquired Shares to Subscriber and subsequently cause such Acquired Shares to be registered in book entry form, free and clear of any liens, encumbrances or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of Subscriber (or its nominee in accordance with its delivery instructions) in the Issuer’s share register, (ii) issue the Warrants to Subscriber and subsequently cause such Warrants to be registered in accordance with the terms thereof, and (iii) deliver or cause to be delivered written notice from Issuer or its transfer agent (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares and the Warrants on and as of the Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.

(b) Upon the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber and the Issuer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable legal requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.

3. Issuer Representations and Warranties. The Issuer represents and warrants to Subscriber that except as set forth on the Disclosure Schedule attached as Exhibit A to this Subscription Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3. For purposes of the representations and warranties (other than those in Sections 3(b), 3(c), 3(d) and 3(e)), the term the “Issuer” shall include all subsidiaries of the Issuer.

(a) Organization, Good Standing, Corporate Power and Qualification. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Issuer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b) Capitalization.

(i) The authorized capital of the Issuer consists, immediately prior to the Closing, of only 50,000,000 shares of Common Stock, 7,000,000 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Issuer holds no Common Stock in its treasury.

(ii) No shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,960,000 shares have been granted and are currently outstanding. The Issuer will adopt a stock option plan to incentivize officers, directors and employees and consultants that will be approved by the Board of Directors of the Issuer (the “Board”) and by the Issuer stockholders (the “Stock Plan”) and the Issuer will reserve 2,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Issuer pursuant to the Stock Plan. The Issuer has furnished to Subscriber complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(iii) Section 3(b)(iii) of the Disclosure Schedule sets forth the capitalization of the Issuer immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock (including the Acquired Shares), including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; and (iv) warrants (including the Warrants) or stock purchase rights, if any. Except for (A) the conversion privileges of the Warrants to be issued under this Subscription Agreement, and (B) the securities and rights described in Section 3(b)(ii) of this Subscription Agreement and Section 3(b)(iii) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Issuer any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

(iv) None of the Issuer’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Issuer’s Stock Plan is not assumed in an acquisition. Except as set forth on Section 3(b)(iv) of the Disclosure Schedule, Issuer has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Issuer has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(v) 409A. The Issuer believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Issuer makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Issuer, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(vi) The Issuer has obtained (if required) valid waivers of any rights by other parties to purchase any of the Acquired Shares covered by this Subscription Agreement. All such required waivers are set forth on Section 3(b)(vi) of the Disclosure Schedule.

(vii) None of the capital stock or other securities or interests of the Issuer or its Affiliates (including any economic, participation or other contractual rights affected by the performance of the Issuer or its Affiliates or the sale of its securities) is owned, or held for the benefit of, directly or indirectly (including through any holding or investment vehicle or Affiliate of the Issuer), by the individual set forth on Section 3(b)(vii) of the Disclosure Schedule or an Affiliate of him (including his family members). Such individual does not, and such Affiliates do not, have any rights to acquire, directly or indirectly, any capital stock or other such securities or interests of the Issuer or its Affiliates. The Issuer has provided to the Subscriber true and complete copies of all documentation pursuant to which such individual has been divested in full out of his direct and indirect ownership of securities or other interests of the Issuer. Such individual does not receive any compensation or service or consulting fees from the Company or its Affiliates and has no other affiliation with the Company or its Affiliates.

(c) Subsidiaries. The Issuer does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Issuer is not a participant in any joint venture, partnership or similar arrangement.

(d) Authorization. All corporate action required to be taken by the Board and stockholders in order to authorize the Issuer to enter into the Transaction Agreements, and to issue the Acquired Shares and the Warrants at the Closing and the Common Stock issuable upon any future exercise of the Warrants, has been taken. All action on the part of the officers of the Issuer necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Issuer under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Acquired Shares and the Warrants has been taken. The Transaction Agreements, when executed and delivered by the Issuer, shall constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Valid Issuances.

(i) The Acquired Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Subscription Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Subscriber. Assuming the accuracy of the representations of Subscriber in Section 4 of this Subscription Agreement, the Acquired Shares will be issued in compliance with all applicable federal and state securities laws.

(ii) The Warrants, when issued, sold and delivered in accordance with the terms set forth in this Subscription Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Subscriber. Assuming the accuracy of the representations of Subscriber in Section 4 of this Subscription Agreement, the Warrants will be issued in compliance with all applicable federal and state securities laws. In addition, the Common Stock issuable upon any future exercise of the Warrants has been duly reserved for issuance, and upon issuance will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by Subscriber. Subscriber.

(f) Governmental Consents and Filings. Assuming the accuracy of the representations made by Subscriber in Section 4 of this Subscription Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

(g) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Issuer’s knowledge, currently threatened (i) against the Issuer or any officer, director or Key Employee of the Issuer; (ii) that questions the validity of the Transaction Agreements or the right of the Issuer to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Issuer’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Issuer nor, to the Issuer’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Issuer). There is no action, suit, proceeding or investigation by the Issuer pending or which the Issuer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Issuer) involving the prior employment of any of the Issuer’s employees, their services provided in connection with the Issuer’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(h) Offtake Agreements. Section 3(h) of the Disclosure Schedule lists all agreements, understandings, instruments, contracts or proposed transactions to which the Issuer is a party or by which it is bound that relate to (i) the purchase and sale of products produced or expected to be produced by Issuer or that otherwise hedge the price received or expected to be received by Issuer for such products, (ii) the supply of feedstock or other inputs necessary for the production or expected production by Issuer of products, or (iii) the design, engineering, procurement, or construction of any facility being developed or constructed by Issuer, or that that Issuer anticipates developing and constructing, for the production of products (each, a “Material Agreement”). All such Material Agreements are in full force and effect and no event or condition has occurred and is continuing or that with the giving of notice, the passage of time, or both will occur or be continuing that constitutes an event of default (however defined or described) or that otherwise provides the counterparty to such Material Agreement with the right to terminate such Material Agreement.

(i) Intellectual Property.

(i) The Issuer owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Issuer Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Issuer has not received any communications alleging that the Issuer has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(ii) No product or service marketed or sold (or proposed to be marketed or sold) by the Issuer violates or, to the Issuer’s knowledge, will violate any license or infringes or, to the Issuer’s knowledge, will infringe any intellectual property rights of any other party.

(iii) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Issuer Intellectual Property, nor is the Issuer bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(iv) The Issuer has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Issuer’s business.

(v) Except as set forth in Section 3(i)(v) of the Disclosure Schedule, each employee and consultant has assigned to the Issuer all intellectual property rights he or she owns that are related to the Issuer’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Issuer that (1) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Issuer’s business as then conducted or as then proposed to be conducted, (2) were developed on any amount of the Issuer’s time or with the use of any of the Issuer’s equipment, supplies, facilities or information or (3) resulted from the performance of services for the Issuer. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Issuer, including prior employees or consultants.

(vi) Section 3(i)(vi) of the Disclosure Schedule lists all Issuer Intellectual Property.

(vii) The Issuer has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Issuer to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Issuer Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Issuer Intellectual Property; (iii) the creation of any obligation for the Issuer with respect to Issuer Intellectual Property owned by the Issuer, or the grant to any third party of any rights or immunities under Issuer Intellectual Property owned by the Issuer; or (iv) any other limitation, restriction or condition on the right of the Issuer with respect to its use or distribution of any Issuer Intellectual Property.

(viii) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Issuer Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Issuer Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Issuer’s rights in the Issuer Intellectual Property.

(j) Compliance with Other Instruments. Except as set forth in Section 3(j) of the Disclosure Schedule, Issuer is not in violation or default (i) of any provisions of its Charter or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Issuer, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Issuer or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Issuer.

(k) Agreements; Actions.

(i) Except as set forth in Section 3(k)(i) of the Disclosure Schedule and except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Issuer is a party or by which it is bound that involve (1) obligations (contingent or otherwise) of, or payments to, the Issuer in excess of $100,000, (2) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Issuer, (3) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Issuer’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (4) indemnification by the Issuer with respect to infringements of proprietary rights.

(ii) The Issuer has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $500,000 in the aggregate, (3) made any loans or advances to any Person, other than ordinary advances for business expenses, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (i) and (ii) of this Section 3(k), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Issuer has reason to believe are Affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(iii) The Issuer is not a guarantor or indemnitor of any indebtedness of any other Person.

(l) Certain Transactions.

(i) Other than (1) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (2) standard director and officer indemnification agreements approved by the Board, (3) the purchase of shares of the Issuer’s capital stock and the issuance of options to purchase shares of the Issuer’s Common Stock, in each instance, approved in the written minutes (or unanimous written consent) of the Board, and (4) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Issuer and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(ii) The Issuer is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Issuer’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Issuer, or have any (1) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Issuer’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (2) direct or indirect ownership interest in any firm or corporation with which the Issuer is affiliated or with which the Issuer has a business relationship, or any firm or corporation which competes with the Issuer except that directors, officers, employees or stockholders of the Issuer may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Issuer; or (3) financial interest in any contract with the Issuer.

(iii) Rights of Registration and Voting Rights. Except as provided in the Investor Rights Letter Agreement for the benefit of Subscriber, the Issuer is not under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Issuer’s knowledge, no stockholder of the Issuer has entered into any agreements with respect to the voting of capital shares of the Issuer.

(iv) Property. Except as set forth in Section 3(l)(iv) of the Disclosure Schedule, the property and assets that the Issuer owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Issuer’s ownership or use of such property or assets. With respect to the property and assets it leases, the Issuer is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Section 3(l)(iv) of the Disclosure Schedule sets forth all real property owned by the Issuer.

(m) Financial Statements. The Issuer has delivered to Subscriber its unaudited financial statements as of September 30, 2022 (the “Balance Sheet Date”) and for the fiscal year ended December 31, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Issuer as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Issuer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Issuer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(n) Changes. Since the Balance Sheet Date there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Issuer from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii) any waiver or compromise by the Issuer of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Issuer, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v) any material change to a material contract or agreement by which the Issuer or any of its assets is bound or subject;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii) any resignation or termination of employment of any officer or Key Employee of the Issuer;

(viii) any mortgage, pledge, transfer of a security interest in, or lien, created by the Issuer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Issuer’s ownership or use of such property or assets;

(ix) any loans or guarantees made by the Issuer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x) any declaration, setting aside or payment or other distribution in respect of any of the Issuer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Issuer;

(xi) any sale, assignment or transfer of any Issuer Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(xii) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Issuer;

(xiii) any other event or condition of any character, other than events affecting the economy or the Issuer’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(xiv) any arrangement or commitment by the Issuer to do any of the things described in this Section 3(n).

(o) Employee Matters.

(i) Except as set forth in Section 3(o)(i) of the Disclosure Schedule, none of the its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Issuer or that would conflict with the Issuer’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Issuer’s business by the employees of the Issuer, nor the conduct of the Issuer’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(ii) The Issuer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Issuer has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Issuer has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Issuer and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii) To the Issuer’s knowledge, no Key Employee intends to terminate employment with the Issuer or is otherwise likely to become unavailable to continue as a Key Employee. The Issuer does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Issuer is terminable at the will of the Issuer. Except as set forth in Section 3(o)(iii)(1) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3(o)(iii)(2) of the Disclosure Schedule, the Issuer has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(iv) The Issuer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Issuer’s Board.

(v) Each former Key Employee whose employment was terminated by the Issuer has entered into an agreement with the Issuer providing for the full release of any claims against the Issuer or any related party arising out of such employment.

(vi) Section 3(o)(vi) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Issuer, or which the Issuer participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Issuer has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(vii) The Issuer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Issuer, has sought to represent any of the employees, representatives or agents of the Issuer. There is no strike or other labor dispute involving the Issuer pending, or to the Issuer’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Issuer aware of any labor organization activity involving its employees.

(viii) To the Issuer’s knowledge, except as set forth in Section 3(o)(viii) of the Disclosure Schedule, none of the Key Employees or directors of the Issuer has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(p) Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Issuer which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Issuer which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Issuer has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(q) Insurance. The Issuer has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Issuer, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(r) Employee Agreements. Except as set forth in Section 3(r) of the Disclosure Schedule, each current and former employee, consultant and officer of the Issuer has executed an agreement with the Issuer regarding confidentiality and proprietary information substantially in the form or forms delivered to Subscriber or their respective counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the Issuer’s standard form. The Issuer is not aware that any of its Key Employees is in violation of any agreement described in this Section 3(r).

(s) Permits. The Issuer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Issuer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(t) Corporate Documents. The Charter and Bylaws of the Issuer as of the date of this Subscription Agreement are in the form provided to Subscriber. The copy of the minute books of the Issuer provided to Subscriber contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

(u) 83(b) Elections. To the Issuer’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Issuer’s Common Stock.

(v) Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Issuer is and has been in compliance with all Environmental Laws; (ii) there has been no Release or threatened Release of, or exposure to, any Hazardous Substance on, at, upon, under, to or from any site currently or formerly owned, leased or otherwise used by the Issuer; (iii) there have been no Hazardous Substances generated by the Issuer that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Issuer, except for the storage of hazardous waste in compliance with Environmental Laws. The Issuer has made available to Subscriber true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 3(v), “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) Releases or threatened Release of, or exposure to, Hazardous Substances; (ii) pollution or protection of employee health or safety, public health, the environment or natural resources; or (iii) the generation, management, manufacture, processing, handling, transport, use, treatment, storage, disposal, remediation or cleanup of Hazardous Substances. “Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law; and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls. “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

(w) Foreign Corrupt Practices Act. Neither the Issuer nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Issuer or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Issuer nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Issuer further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Issuer accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Issuer nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

(x) No Finder’s Fees. The Issuer represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, including without limitation payable to Goldman Sachs & Co. LLC (“Goldman”) under that certain Letter Agreement, dated as of September 16, 2021, by and between the Company and Goldman, a true and complete copy of which Letter Agreement the Company has previously provided to Subscriber. The Issuer has obtained written confirmation from Goldman to such effect and provided a true and complete copy of that waiver to Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Issuer or any of its Affiliates, officers, employees or representatives is responsible.

(y) Disclosure. The Issuer has made available to Subscriber all the information that Subscriber has requested for deciding whether to enter into this Subscription Agreement and subscribe for the Acquired Shares and the Warrants. The Issuer does not have knowledge of any fact that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Issuer that has not been set forth in this Subscription Agreement. No representation or warranty of the Issuer contained in this Subscription Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Subscriber at the Closing, or otherwise made to Subscriber in connection with the Transaction Agreements and the other transactions contemplated herein and therein, contains or contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Issuer that:

(a) Subscriber has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of Subscriber.

(d) The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) Subscriber’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of their respective properties, that would reasonably be expected to have a material adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

(e) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Acquired Shares and the Warrants only for its own account and not for the account of others, and (iii) is not acquiring the Acquired Shares or the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction.

(f) Subscriber understands that the Acquired Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Acquired Shares nor the Warrants have been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that it is acquiring its entire beneficial ownership interest in the Acquired Shares and the Warrants for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares or the Warrants in any manner that would violate the securities laws of the United States or any other jurisdiction. Subject to Issuer’s registration obligations under the Securities Act as contained in the Investor Rights Letter Agreement, Subscriber understands and agrees that the Acquired Shares and the Warrants will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Acquired Shares or the Warrants and may be required to bear the financial risk of an investment in the Acquired Shares and the Warrants for an indefinite period of time. By making the representations herein, Subscriber does not agree to hold any of the Acquired Shares, the Warrants or any Common Stock issuable upon any future exercise of the Warrants for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Acquired Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act (or in another transaction not subject to the Securities Act).

(g) Subscriber acknowledges and agrees that the book-entry position representing the Acquired Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with the terms of the Investor Rights Letter Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. COPIES OF THE SUBSCRIPTION AGREEMENT AND A RELATED SIDE-LETTER AGREEMENT COVERING THE ISSUANCE OF THIS SECURITY MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THEY MAY NOT BE TRANSFERRED, RESOLD, PLEDGED OR HYPOTHECATED ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION”

(h) Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares and the Warrants directly from the Issuer. Subscriber further acknowledges that there have been no, and in purchasing the Acquired Shares and the Warrants Subscriber is not relying on any, representations, warranties, covenants or agreements made to Subscriber by the Issuer, its subsidiaries or any of their Affiliates or any control persons, officers, directors, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in Section 3 of this Subscription Agreement.

(i) In making its decision to purchase the Acquired Shares and the Warrants, Subscriber represents that it has conducted and completed its own independent due diligence, to the extent deemed appropriate by Subscriber, and has independently made its own analysis and decision with respect to the Subscription. Subscriber further represents that, except for the representations, warranties, covenants and agreements made by the Issuer herein, it is relying exclusively on its own sources of information, investment analysis and due diligence, to the extent deemed appropriate by Subscriber (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Acquired Shares, the Warrants and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges and agrees that it has received, reviewed and understood the offering materials made available to it in connection with the Subscription and such other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares and the Warrants. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information from the Issuer directly as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares and the Warrants. However, neither any such inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Issuer’s representations, warranties, covenants and agreements contained in this Subscription Agreement.

(j) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer or any of its Affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Issuer.

(k) Subscriber became aware of this offering of the Acquired Shares and the Warrants solely by means of direct contact between Subscriber and the Issuer, and the Acquired Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Issuer. Subscriber did not become aware of this offering of the Acquired Shares and the Warrants, nor were the Acquired Shares and the Warrants offered to Subscriber, by any other means.

(l) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares and the Warrants. Subscriber has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions and investment strategies involving a security or securities, including Subscriber’s investment in the Acquired Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber has analyzed and fully considered the risks of an investment in the Acquired Shares and the Warrants and determined that the Acquired Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(m) Subscriber represents and warrants that it has sufficient funds to pay the Purchase Price pursuant to Section 2.

5. Additional Defined Terms. The following terms used in this Subscription Agreement shall be construed to have the meanings set forth below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person. For purpose hereof, Subscriber is not an Affiliate of the Issuer.

(b) “Charter” means the Issuer’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware in effect on the date hereof, which is attached as Exhibit B.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Issuer Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Issuer in the conduct of the Issuer’s business as now conducted and as presently proposed to be conducted.

(e) “Key Employee” means any management-level employee as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Issuer Intellectual Property.

(f) “Knowledge” including the phrase “to the Issuer’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the following officers: Chris Efird, David Kane, Eugene Cotton and Daniel Kim. Additionally, for purposes of Section 3(i), the Issuer shall be deemed to have “knowledge” of a patent right if the Issuer has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(g) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Issuer.

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “Transaction Agreements” means this Subscription Agreement, the Warrants, the Investor Rights Letter Agreement, the Registration Rights Agreement and the ROFR Agreement.

6. Miscellaneous.

(a) Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate in all material respects.

(b) Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Subject to the following proviso, this Subscription Agreement (and the rights and obligations herein) may not be transferred or assigned (in whole or in part) without the prior written consent of the other party hereto, and any such attempted transfer or assignment shall be void; provided, however, that, United may transfer (in whole or in part) its rights and obligations herein to any transferee of its Acquired Shares or Warrants (or of the shares of Common Stock underlying the Warrants).

(d) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(e) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto.

(f) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(j) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(k) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer, to:

NEXT Renewable Fuels, Inc.
11767 Katy Freeway
Suite 700
Houston, Texas 77079
Attn:	Christopher Efird, CEO
Email:	chris@nextrenewables.com

with a required copy to (which copy shall not constitute notice), to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Attention:	Ralph V. De Martino
Email:	ralph.demartino@afslaw.com

if to Subscriber, to:

c/o United Airlines
233 S. Wacker Drive - HDQLD
Chicago, Illinois 60606
Attention:	Gerald Laderman, EVP & CFO
Email:	gerald.laderman@united.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002

Sidley Austin LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067

Attention:	Kevin P. Lewis
Stephen Ballas
Email:	klewis@sidley.com
sballas@sidley.com

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(m) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6(k) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(m).

(n) If any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, then the number of Acquired Shares issued to Subscriber (as well as the number of shares of Common Stock underlying the Warrant and the exercise price thereof) shall be appropriately adjusted to reflect such change.

(o) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires; (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement; (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

NEXT RENEWABLE FUELS, INC.

By:	/s/ Christopher Efird
Name:	Christopher Efird
Title:	CEO and Chairperson

Date: November 10, 2022

[Signature Page to Subscription Agreement]

United Airlines Ventures, Ltd.

By:	/s/ Michael Leskinen
Name:	Michael Leskinen
Title:	President
Date:

Subscriber’s EIN:	[redacted]

Address:	c/o United Airlines 233 S. Wacker Dr. - HDQLD
Chicago, IL 60606
Attn: Gerald Laderman, EVP & CFO

Date: November 10, 2022

[Signature Page to Subscription Agreement]

Exhibit A

Disclosure Schedule

(intentionally omitted)

[A-1]

Exhibit B

Charter

(intentionally omitted)

[B-1]